Exhibit 99.1

Trust Stamp Reports Q1 2023 Financial Results and Provides Business Update

May 15, 2023: Trust Stamp (Nasdaq: IDAI), the Privacy-First Identity Company™ providing AI-powered trust and identity services used globally across multiple sectors, announced financial results and provided a business update for the three months ended March 31, 2023 (“Q1 2023”).

Trust Stamp CEO Gareth N. Genner comments: “Our focus in 2023 is growing revenue from our Software-as-a-Service (SaaS) solutions. Last year, we implemented the Orchestration Layer platform, which was built on our innovative intellectual property (IP) portfolio and to date we have onboarded 29 users, a number which we anticipate increasing substantially over the course of this year. This implementation accelerates Trust Stamp’s evolution from a custom solutions provider to a modular and highly scalable SaaS model.

“We are currently hiring a dedicated sales team for Orchestration Layer sales, with the first senior team member joining this month. Our recruitment has focused upon accomplished account executives with substantial experience in our industry, and we anticipate meaningful revenue from the new team being booked by Q4 of this year and substantial revenue in 2024 and thereafter.

“During the quarter, we integrated the Driver License Data Verification (DLDV) System, offered by the American Association of Motor Vehicle Administrators (AAMVA), into the Orchestration Layer platform, allowing us to verify authenticate identity information against the records of state motor vehicle agencies in real-time. This integration builds our ability to provide identity tools that are easy and cost effective for customers to use and it can be adopted as a stand-alone solution or to augment our biometric authentication solutions.

“We continue to invest in research and development (R&D) to further expand our IP portfolio of transformative identity solutions, although we anticipate R&D expense to decrease as a percentage of our spend as we increase our investment in, and focus on, sales and marketing. We now have 17 issued patents, and we have an additional 16 patent applications either allowed but not yet issued or pending. We believe that our proprietary technology makes us uniquely positioned to monetize that technology through SaaS sales to government and the private sector, both direct and through channel partners.

“We continue to carefully manage expenses and we reduced selling, general, and administrative expense by $1.15 million, or 36.87%, for Q1 2023, compared to Q1 2022. Furthermore, we are implementing additional expense cuts during fiscal 2023 in all areas other than sales, which will result in additional annualized savings in excess of $1 million, freeing up resources that will be redirected to the new Orchestration Layer sales team. We also strengthened our balance sheet by raising $5.2 million last month. As we move our focus from R&D and software productization to sales, we believe we are well positioned to achieve strong revenue growth and drive value for our shareholders,” concluded Mr. Genner.

Financial Performance Overview

Revenue

Revenue decreased by $2.4 million, or 83.74%, for Q1 2023 compared to Q1 2022. The majority of the decrease in the comparative periods relates to the ICE contract, which produced $2.24 million in revenue during the three months ended March 31, 2022, and was terminated during fiscal year 2022. In addition, services revenue from one major customer was temporarily reduced as resources were redirected to targeted product development to broaden the range of use cases for which the technology could be used by that customer. No meaningful revenue was booked during the quarter from the new Orchestration Layer users as they conduct their onboarding and integration processes. Recognized revenue does not include an additional $750 thousand received as advanced revenue under the company’s technical services agreement related to the criminal justice sector.

Cost of Services

The cost of services provided (“COS”) decreased by $477 thousand or 68.74% for Q1 2023, compared to Q1 2022. The decrease during this period was primarily driven by the elimination of costs related to the September 2021 ICE contract. ICE related COS for the three months ended March 31, 2022, were $456 thousand, including vendor and other miscellaneous costs as well as direct labor costs, versus $0 during the three months ended March 31, 2023.

After adjusting the comparative periods’ COS for ICE-related costs, COS reduced by $46 thousand despite onboarding 23 new enterprise customers during the three months ended March 31, 2023, and is a result of the low cost of delivery that is inherent in the Orchestration Layer as a SaaS platform.

Research and Development

Research and development (“R&D”) increased by $139 thousand, or 28.09% for Q1 2023, compared to Q1 2022 and primarily represented the costs of product development to broaden the potential use cases for a major customer.

Selling, General, and Administrative Expenses

Selling, general, and administrative expense (“SG&A”) decreased by $1.15 million, or 36.87%, for Q1 2023, compared to Q1 2022. The decrease in SG&A expenses was driven mostly by the reductions in headcount and associated overhead, sales commissions, and annual cash and stock bonuses.

Other notable decreases in SG&A for the three months ended March 31, 2023, included a $320 thousand reduction between corporate travel, management consulting, legal and professional services fees, and other listing fees related to the listing of the Company’s Class A Common stock on the Nasdaq Capital Market, for which trading commenced on January 31, 2022.

Operating Loss

Operating loss increased by $939 thousand or 57.19% for Q1 2023, compared Q1 2022. The primary reason for the increase in operating loss was the decrease in net revenue, as a result of the termination of the ICE contract.

Net Loss

Net loss was $2.5 million, or $0.51 per basic and diluted share, for Q1 2023, compared to a net loss of $1.7 million, or $0.37 per basic and diluted share, for Q1 2022.

Liquidity and Capital Resources

As of March 31, 2023, and December 31, 2022, the Company had approximately $773 thousand and $1.25 million of cash, respectively. Total stockholders’ equity was ($2.0) million as of March 31, 2023, compared to $0.63 million as of December 31, 2022. As previously announced, the Company completed a registered direct offering in April 2023 for gross proceeds of $5.2 million.

A copy of the Company’s year-end report on Form 10-Q for the three months ended March 31, 2023, has been filed with the Securities and Exchange Commission and posted on the Company’s website at https://investors.truststamp.ai/sec-filings/.

About Trust Stamp

Trust Stamp, the Privacy-First Identity Company™, is a global provider of AI-powered identity services for use in multiple sectors, including banking and finance, regulatory compliance, government, real estate, communications, and humanitarian services. Its technology empowers organizations with advanced biometric identity solutions that reduce fraud, protect personal data privacy, increase operational efficiency, and reach a broader base of users worldwide through its unique data transformation and comparison capabilities.

Located in nine countries across North America, Europe, Asia, and Africa, Trust Stamp trades on the Nasdaq Capital Market (Nasdaq: IDAI). The Company was founded in 2016 by Gareth Genner and Andrew Gowasack.

Safe Harbor Statement: Caution Concerning Forward-Looking Remarks

All statements in this release that are not based on historical fact are “forward-looking statements,” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the Company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events based information currently available and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Inquiries

Trust Stamp	Email: Shareholders@truststamp.ai

Gareth Genner, CEO

Investor Relations	Tel: +1 212-671-1020

Crescendo Communications, LLC	Email: idai@crescendo-ir.com